Exhibit 6.2

COMMON STOCK REPURCHASE AGREEMENT

OF

Z THE FUTURE, LLC

Principal Amount: $297,500,000.00

Repurchase Price: $85 per common stock

Conversion Price: $125/share

Annual Interest Rate: 7.5%

Annual Interest Amount: $22,312,500.00

Interest Payment Term: Quarterly payments of $11,156,250.00 (cash or equity)

Total Interest Due Per Agreement: $44,625,000.00

Total Amount Due at Maturity: $342,125,000.00

Shares Issuable Upon Full Conversion: 2,737,000 per common stock

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2026, by and between MyRxWallet North America Corporation, Inc., a Wyoming corporation (the “Company”), and Z the Future, LLC (the “Stockholder”).

RECITALS

WHEREAS, apart from the Stockholder’s other shareholdings of shares of the Company’s common stock, the Stockholder is the holder of 73,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which the Stockholder purchased from the Company pursuant to that certain Stock Purchase Agreement dated as of October 30, 2024 between the Company and the Stockholder.

WHEREAS, the Stockholder desires to sell, and the Company desires to repurchase the Shares, on the terms and subject to the conditions set forth in this Agreement (the “Repurchase”).

WHEREAS, the Board of Directors of the Company has authorized the Share Repurchase; and

WHEREAS, it is the intention of the Parties that the Share Repurchase be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Stockholder agree as follows:

SECTION 1

REPURCHASE OF SHARES

1.1  Repurchase. At the Closing (as defined below), MyRxWallet North America Corporation, Inc. (the “Company”) hereby agrees to repurchase from Z the Future, LLC (the “Stockholder”), and the Stockholder hereby agrees to sell, assign and transfer to the Company, the Stockholder’s right, title and interest in and to 3,500,000 Shares, at a price per Share $85.00, with an aggregate amount of $297,500,000.00, and the Company shall issue to the Stockholder a promissory note in the principal amount equal to the Purchase Price, substantially in the form attached hereto as Exhibit A (the “Note”), and subject to terms and conditions therein.

1.2  Closing. The closing of the Repurchase (the “Closing”) shall take place at the offices of the Company at 2475 South Jones Blvd., Suite 9, Las Vegas, Nevada, 89146, or remotely by exchange of documents and signatures (or their electronic counterparts), at such date, time and place as the Company and the Stockholder shall mutually agree.

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1.2.1 At the Closing:

(a) The Company shall deliver to the Stockholder the Note evidencing the Purchase Price; and

(b)  The Stockholder shall deliver to the Company an executed stock power with or without a medallion signature guarantee.

1.3  Termination of Rights as the Stockholder. At the Closing and upon delivery of the Note, the Shares shall cease to be outstanding for any and all purposes, and the Stockholder shall no longer have any rights as a holder of the Shares, including any rights in respect of the Shares that the Stockholder may have had under the Company’s Certificate of Incorporation or otherwise. For greater certainty, the foregoing termination of rights shall have no application or effect in respect of the Stockholder’s rights as a holder of other shares of the Company’s common stock.

SECTION 2

REPRESENTATIONS AND WARRANTIES

In connection with the transactions provided for hereby, the Stockholder represents and warrants to the Company as follows:

2.1  Ownership of Shares. The Stockholder has good and marketable right, title and interest (legal and beneficial) in and to all of the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon paying for the Shares in accordance with this Agreement, the Company will acquire good and marketable title to the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.

2.2  Authorization. The Stockholder has all necessary power and authority to execute, deliver and perform the Stockholder’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to sell and deliver the Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of the Stockholder.

2.3  No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach by the Stockholder of, or constitute a default by the Stockholder under, any agreement, instrument, decree, judgment or order to which the Stockholder is a party or by which the Stockholder may be bound.

2.4  Experience and Evaluation. By reason of the Stockholder’s business or financial experience or the business or financial experience of the Stockholder’s professional advisers who are unaffiliated with the Company and who are not compensated by the Company, the Stockholder has the capacity to protect the Stockholder’s own interests in connection with the sale of the Shares to the Company. The Stockholder is capable of evaluating the potential risks and benefits of the sale hereunder of the Shares.

2.5  Access to Information. The Stockholder has received all of the information that the Stockholder considers necessary or appropriate for deciding whether to sell the Shares hereunder and perform the transactions contemplated hereby. The Stockholder further represents that the Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as the Stockholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to the Stockholder by or on behalf of the Company.

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SECTION 3

SUCCESSORS AND ASSIGNS

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 4

GOVERNING LAW

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Wyoming, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings arising with respect to the transactions contemplated hereunder shall be commenced exclusively in the state and federal courts sitting in the State of Wyoming. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Wyoming, Borough of Manhattan for the adjudication of any dispute hereunder and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.

SECTION 5

ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the Shares (and the purchase and sale thereof), except as expressly referred to herein. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 6

AMENDMENTS AND WAIVERS

No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the parties or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.

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SECTION 7

FURTHER ACTION

Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

SECTION 8

SURVIVAL

The representations and warranties herein shall survive the Closing.

SECTION 9

SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 10

NOTICES

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address as set forth on the signature page attached hereto at or prior to 5:30 p.m. (Wyoming time) on a Business Day, (b) the next Business Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (Wyoming time) on any Business Day, (c) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.

SECTION 11

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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SECTION 12

WAIVER OF JURY TRIAL

WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

SECTION 13

ELECTRONIC EXECUTION

The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001-7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the Wyoming Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

IN WITNESS WHEREOF, each of the parties has executed this Stock Repurchase Agreement as of the day and year first above written.

Dated: February 4, 2026	Dated: February 4, 2026

Borrower (Issuer / Maker)	Lender (Noteholder)

By: /s/ Binh Do	By: /s/ Olivia Trinh
Binh Do, President and CFO	Olivia Trinh, Managing Director
MyRxWallet North America Corp.	Z the Future, LLC

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